UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Macatawa Bank Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Valued Customer:

Macatawa Bank Corporation (“Macatawa”) has entered into a merger agreement with Wintrust Financial Corporation (“Wintrust “) to become part of the community bank organization run by Wintrust. Wintrust was formed in 1991 to give community banks the leverage to compete with regional and national banks. Wintrust acquires community banks and, in many cases, allows those banks to keep their bank charters, name, a local board of directors, and local decision making. In turn, Wintrust provides the operational support and framework to allow community banks to focus on serving their customers and communities with the resources and technology of much larger banks.

If you do not know Wintrust, they are among the most successful and high-performing banks in the country, with $56B in assets and a bank record of maintaining profitable operations for 27 consecutive years. Headquartered in Rosemont, Illinois, Wintrust operates as a bank holding company with 15 individual community bank charters in Illinois and Wisconsin, with 175+ branch locations servicing the Chicagoland, southeast Wisconsin, northwestern Indiana, and southwestern Florida markets. All the banks provide a full suite of financial services ranging from personal banking to business and commercial banking and also offer wealth management and mortgage services. Wintrust has grown by focusing on its communities and proving to its customers that “where you bank matters.”

We believe this is a positive move for all stakeholders of Macatawa Bank as the merger will allow us to grow and operate as a community bank while providing our customers with access to a wider range of products, services and resources.

For now, it remains business as usual. The agreement requires shareholder and regulatory approval, and it will be several months before the transaction is closed. I wanted you to have the attached information as soon as possible and I will be reaching out to see if you have any questions. Please feel free to contact me as well.

The attached press release is public and may be shared. Thank you for banking with Macatawa Bank and I look forward to continuing to work with you.

[DISCLOSURE ON NEXT PAGE]

Legal Disclaimer

This communication is being made in respect of the proposed merger transaction involving Wintrust and Macatawa.  This communication is for informational purposes only and is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy Wintrust or Macatawa’s securities or the solicitation of any vote or approval.

The proposed merger transaction will be submitted to the shareholders of Macatawa for their consideration.  In connection therewith, the parties intend to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a Registration Statement on Form S-4, which will include the proxy statement of Macatawa that constitutes a prospectus of Wintrust (the “proxy statement/prospectus”).  However, such materials are not currently available.  The proxy statement/prospectus will be mailed to the shareholders of Macatawa when available.  BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WINTRUST, MACATAWA, THE PROPOSED TRANSACTION AND RELATED MATTERS.  Investors and security holders may obtain free copies of the proxy statement/prospectus, any amendments or supplements thereto and other documents containing important information about Wintrust and Macatawa and/or the proposed transaction, once such documents are filed with the SEC, at the SEC’s website at www.sec.gov.  In addition, copies of the documents filed with the SEC by Wintrust, including the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus, will be available free of charge on the Wintrust’s website at www.wintrust.com under the heading “Investor Relations” and then under the link “Documents” or by contacting David A. Dykstra, Vice Chair and Chief Operating Officer at (847) 939-9000.  Copies of the documents filed with the SEC by Macatawa, including the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus, will be available free of charge on Macatawa’s website at www.macatawabank.com under the heading “Investor Relations” or by contacting Bryan Barker, Chief Financial Officer at (616) 494-1448.

Participants in the Solicitation. Wintrust, Macatawa and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of Wintrust is set forth in its proxy statement for its 2024 annual meeting of shareholders, which was filed with the SEC on April 4, 2024, its annual report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 28, 2024, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above.  Information about the directors and executive officers of Macatawa is set forth in its proxy statement for its 2023 annual meeting of shareholders, which was filed with the SEC on March 17, 2023, its annual report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 15, 2024, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above.  Additional information regarding the participants in the proxy solicitation, including a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC.